As filed with the Securities and Exchange Commission on May 9, 2018

Registration No. 333-210771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wolverine World Wide, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	38-1185150 (I.R.S. Employer Identification No.)

9341 Courtland Drive N.E., Rockford, Michigan (Address of Principal Executive Offices)	49351 (Zip Code)

Wolverine World Wide, Inc.
Stock Incentive Plan of 2016, As Amended And Restated
Wolverine World Wide, Inc.
Stock Incentive Plan of 2016
(Full Title of the Plans)

Blake W. Krueger
Chairman, Chief Executive Officer and President
Wolverine World Wide, Inc.
9341 Courtland Drive N.E.,
Rockford, Michigan 49351
(616) 866-5500
(Name, Address and Telephone of Agent for Service)

Copies to:

Joel F. Freedman Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000	David A. Latchana Associate General Counsel and Assistant Secretary Wolverine World Wide, Inc. 9341 Courtland Drive N.E., Rockford, Michigan 49351 (616) 866-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

INTRODUCTION

On May 3, 2018 (the “Amendment Date”), the shareholders of Wolverine World Wide, Inc., a Delaware corporation (the “Company” or the “Registrant”) approved the Company’s Stock Incentive Plan of 2016, as amended and restated (the “Plan”). The total number of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) that may be issued pursuant to awards under the Plan, in addition to 8,500,000 new shares of Common Stock (registered concurrently on a new registration statement on Form S-8), includes (i) the number of shares previously authorized under the Company’s Stock Incentive Plan of 2016 as in effect prior to the Amendment Date (the “2016 Plan”) initially approved by the shareholders of the Company on April 21, 2016 (the “Effective Date”), (ii) any shares subject to outstanding awards under the Company’s Stock Incentive Plan of 2010 and the Company’s Amended and Restated Stock Incentive Plan of 2013 (together with the 2016 Plan, the “Prior Plans”) that, on or after the Effective Date or the Amendment Date, as applicable, cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) as provided for in the Plan (the shares described in (i) and (ii), the “Prior Plans’ Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 to Registration Statement No. 333-210771 is hereby filed to cover the issuance of the Prior Plans’ Shares pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Plan that are not filed as part of this Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference

The following documents or designated portions thereof are incorporated by reference herein and shall be deemed to be a part hereof:

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 27, 2018.

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (a) above.

(c)                                  The description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 28, 1986, together with any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Registrant files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference. The Registrant’s file number with the Commission is 001-06024.

Under no circumstances will any information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Item 4.                                 Description of Securities

Not Applicable.

Item 5.                                 Interests of Named Experts and Counsel

Not Applicable.

Item 6.                                 Indemnification of Directors and Officers

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

Article Seven of the Company’s Restated Certificate of Incorporation allows the Company to indemnify a present or former director, officer, employee or agent of the Company against any and all expenses, judgments, fines and amounts actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, criminal, administrative or investigative, in which such person may become involved by reason of his or her being or having been a director, officer, employee or agent of the Company or any firm, corporation or organization which he or she served in any capacity at the request of the Company or by reason of that person acting in a corporate capacity. It is a condition to indemnification in connection with any such action, suit, or proceeding that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. The Company is required to indemnify a person who otherwise qualifies for indemnification against expenses (including attorney’s fees) actually and reasonably incurred to the extent that such person successfully defends (on the merits or otherwise) any such action, suit or proceeding. Where such action, suit or proceeding is by or in the right of the Company and where such person is adjudged liable for negligence or misconduct in performing duties owed to the Company, indemnification is not permitted unless and then only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

Termination of an action, suit or proceeding, civil or criminal, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person did not meet the required standard of conduct. The determination that a person has or has not met the standard of conduct required for indemnification may only be made by (i) the Board of Directors by a majority of a quorum consisting of the directors who were not party to such action, suit or proceeding, (ii) by written opinion of independent legal counsel who may be the regular counsel of the Company, or (iii) by the stockholders of the Company. These indemnification rights are expressly declared to be additional to such other rights to which any officer or director may be entitled by contract or as a matter of law. The Company also maintains in force a policy of directors’ and officers’ liability insurance.

Article Eight of the Company’s Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or to the stockholders for any breach of fiduciary duty. Article Eight does not affect the liability of a director for any breach of his or her duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct, for any conduct proscribed under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit.

By-laws

Article X of the Company’s Amended and Restated By-laws provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons the Company has the power to indemnify under Section 145 from and against any and all expenses, liabilities or other matters covered in Section 145.

Indemnification Agreements

In addition, the Company has entered into indemnification agreements with each director and certain officers of the Company. The indemnification agreements indemnify each director and certain officers against all expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company’s request). The directors and officers who have entered into indemnification agreements will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the directors and officers. Pursuant to the indemnification agreements, a director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or officer meeting the standards of conduct set forth in the indemnification agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.

The above discussion of the DGCL and of the Registrant’s Restated Certificate of Incorporation, Amended and Restated By-laws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, Certificate, By-laws and indemnification agreements.

Item 7.                                 Exemption from Registration Claimed

Not applicable.

Item 8.                                 Exhibits

Exhibit No.	Description
4.1	Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 24, 2014.
4.2	Amended and Restated By-laws. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 19, 2015.
4.3

Senior Notes Indenture, dated August 30, 2016, among Wolverine World Wide, Inc., the guarantors named therein, and Wells Fargo Bank, National Association. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 6, 2016.

4.4	Form of 5.000% Senior Note due 2026. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 6, 2016.
5.1	Opinion of Ropes & Gray LLP*
10.1	Wolverine World Wide, Inc. Stock Incentive Plan of 2016. Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on March 15, 2016.
10.2	Wolverine World Wide, Inc. Stock Incentive Plan of 2016, as amended and restated. Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on March 27, 2018.
23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)*
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

*                                         Filed herewith

Item 9.         Undertakings

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A.            Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Michigan, on this 9th day of May, 2018.

WOLVERINE WORLD WIDE, INC.

By:	/s/ Blake W. Krueger
Blake W. Krueger
Chairman, Chief Executive Officer and President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Blake W. Krueger	Chairman, Chief Executive Officer and President (Principal Executive Officer)	May 9, 2018
Blake W. Krueger

/s/ Michael D. Stornant	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 9, 2018
Michael D. Stornant

/s/ Jeffrey M. Boromisa	Director	May 9, 2018
Jeffrey M. Boromisa

/s/Gina R. Boswell	Director	May 9, 2018
Gina R. Boswell

/s/Roxane Divol	Director	May 9, 2018
Roxane Divol

/s/ William K. Gerber	Director	May 9, 2018
William K. Gerber

/s/ Joseph R. Gromek	Director	May 9, 2018
Joseph R. Gromek

/s/ David T. Kollat	Director	May 9, 2018
David T. Kollat

/s/ Nicholas T. Long	Director	May 9, 2018
Nicholas T. Long

/s/ Michael A. Volkema	Director	May 9, 2018
Michael A. Volkema

S-I